Exhibit 99.1

FOR IMMEDIATE RELEASE

Smart & Final Stores, Inc. and Funds Managed by Affiliates of Apollo Global Management Announce Successful Completion of Previously Announced Transaction

COMMERCE, CA AND NEW YORK, NY —June 20, 2019 — Smart & Final Stores, Inc. (NYSE: SFS) (“Smart & Final”) and First Street Merger Sub, Inc. (the “Purchaser”), an entity controlled by funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”), a leading global alternative investment manager, today announced the successful completion of the previously announced transaction whereby the Purchaser acquired all of the outstanding shares of common stock of Smart & Final.

The transaction was effected through a previously announced cash tender offer for all of the outstanding shares of common stock of Smart & Final followed by a merger. The tender offer expired at 5:00 p.m., New York City time, on June 17, 2019 and the Purchaser accepted all of the tendered shares for payment.

On June 20, 2019, the Purchaser made payment for the tendered shares and, concurrently therewith, Smart & Final merged with the Purchaser. As a result of the tender offer and the merger, Smart & Final became a privately-held, indirect wholly-owned subsidiary of the Apollo Funds and Smart & Final’s common stock ceased trading on the New York Stock Exchange.

Each outstanding share of common stock that was not validly tendered in the tender offer (other than shares held by Smart & Final, the Apollo Funds and their respective affiliates, or by stockholders of Smart & Final who have perfected their statutory rights of appraisal pursuant to Section 262 of the Delaware General Corporation Law) was cancelled and converted into the right to receive an amount in cash equal to the $6.50 price per share net to the holder thereof, subject to reduction for any applicable withholding taxes in respect thereof, without interest.

“As we turn the page to the next chapter in our almost 150-year history, we are excited to again work with Apollo to capitalize on our unique value proposition in this dynamic grocery marketplace,” said David Hirz, Smart & Final’s president and chief executive officer. “We look forward to continued evolution in the Smart & Final and Smart Foodservice store banners, as we endeavor to provide the best shopping experience for our household and business customers across both in-store and digital sales channels.”

About Smart & Final

Smart & Final is a leading value-oriented food retailer headquartered near Los Angeles in Commerce, California. It operates 257 stores under its Smart & Final banner, which offer quality products in a variety of sizes, saving customers time and money without a membership fee. Its larger format stores, Smart & Final Extra! stores, combine the warehouse store with traditional grocery offerings like farm-fresh produce and natural and organic options, to provide a one-

stop shop for all. Smart & Final also operates 67 stores located in the Pacific Northwest and Northern California under its Smart Foodservice banner, which sell foodservice offerings in a “no-frills” warehouse format primarily to business customers such as restaurants, caterers, and a wide range of other foodservice businesses. Founded in 1871, Smart & Final remains committed to giving back to its communities through employee volunteer opportunities and donations to local nonprofits.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $303 billion as of March 31, 2019 in private equity, credit and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

Forward Looking Statements

This communication contains forward-looking statements in addition to historical and other information. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would,” or any variations of these words, or other words with similar meanings to or that otherwise, are used to identify forward-looking statements although not all forward-looking statements contain these words. All statements that address activities, events, performance or developments that Apollo intends, expects or believes may occur in the future are forward-looking statements. Forward-looking statements may relate to such matters as the completion of the merger. These forward-looking statements reflect Smart & Final’s and Apollo’s expectations as of the date of this communication. Factors or events that could affect the proposed transactions or cause actual events, results or performance to differ, including materially, may emerge from time to time and are beyond the control of Smart & Final and Apollo, and it is not possible for Smart & Final and Apollo to predict all of them. Accordingly, no assurances can be given as to, among other things, whether the proposed transactions will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have. The reader is cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this communication speak only as of the date hereof. Neither Smart & Final nor Apollo undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Contacts

For Smart & Final:

Investor Contact:

Addo Investor Relations

(310) 829-5400

investors@smartandfinal.com

Media Contact:

Smart & Final

press@smartandfinal.com

For Apollo:

Investor Contact:

Gary M. Stein

Head of Corporate Communications

Apollo Global Management, LLC

(212) 822-0467

gstein@apollo.com

Ann Dai

Investor Relations Manager

Apollo Global Management, LLC

(212) 822-0678

adai@apollo.com

Media Contact:

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, LLC

(212) 843-8590

czehren@rubenstein.com